Exhibit 99.1

Global Industrial Declares $1.00 Per Share Special Dividend

Port Washington, NY, December 7, 2021 – Global Industrial Company (NYSE:GIC), a value-added national distributor of industrial products and MRO supplies, today announced that its Board of Directors has declared a special cash dividend of $1.00 per share to shareholders of the company’s common stock. The special dividend will be payable on December 27, 2021 to shareholders of record as of the close of business on December 17, 2021, and we expect that it will be treated as an ordinary dividend for income tax reporting purposes.

Richard Leeds, Executive Chairman of Global Industrial Company, said, “With our strong cash generation and balance sheet we are pleased to announce this special dividend. Including today’s declared dividend, we will have paid more than $580 million in dividends to shareholders since 2017, and remain well-positioned to continue to invest strategically in the business to support our future growth.”

About Global Industrial Company Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added industrial distributor. For more than 70 years, Global Industrial has gone the extra mile for its customers, and offers more than a million industrial and MRO products, including its own Global Industrial exclusive brands. With extensive product knowledge and a solutions-based approach, Global Industrial helps customers solve problems and be more successful. At Global Industrial, "We can supply that®."

Forward-Looking Statements This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Additional written or oral forward-looking statements may be made by Global Industrial Company, from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. These statements are made as of the date hereof, and are not guarantees of future performance. The Company assumes no obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Investor/Media Contact:
Mike Smargiassi/ Ryan Golden
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com/ ryan@theplunkettgroup.com